EXHIBIT 99.1

100 22nd Avenue
Brookings, SD 57006
(t) 605.696.7200
(f) 605.696.7250

VeraSun Energy Corporation Announces
Departure of Bruce Jamerson
Mr. Jamerson to Remain on Board of Directors
Brookings, S.D., March 12, 2007 — VeraSun Energy Corporation, (NYSE:VSE), a leading producer of ethanol, announced that Bruce Jamerson will step down from his role as President effective today. Mr. Jamerson, who will remain on the company’s Board of Directors, is moving on to lead a technology company as Chief Executive Officer.
Donald L. Endres, Chairman and Chief Executive Officer, will assume Mr. Jamerson’s current responsibilities.
“We thank Bruce for his invaluable contributions and dedication to VeraSun over the past several years. His management and leadership contributed to VeraSun’s financing and successful initial public offering,” said Mr. Endres. “We look forward to the role he will continue to play on our Board and wish him success in all of his future endeavors.”
Mr. Jamerson was appointed President of VeraSun in 2004. Before joining VeraSun, Mr. Jamerson was President of Conifer Investments, L.L.C., which acted as VeraSun’s financial advisor since the Company was founded in 2001.
“It has been a truly rewarding experience to be a part of VeraSun’s success,” said Mr. Jamerson. “I look forward to continuing to serve on the Board and move on with the utmost confidence that, under the strategic direction of VeraSun’s current management team, the Company will continue to be at the forefront of the renewable fuels industry.”
About VeraSun Energy Corporation
VeraSun Energy Corporation (NYSE: VSE), headquartered in Brookings, South Dakota, is committed to be a leading producer of renewable fuel. The Company has two operating ethanol production facilities located in Aurora, South Dakota, and Fort Dodge, Iowa, and three facilities under construction in Charles City, Iowa, Hartley, Iowa, and Welcome, Minnesota. Upon completion of the new facilities, VeraSun will have an annual production capacity of approximately 560 MMGY by the end of first quarter 2008. The Company has plans to extract oil from dried distillers grains, a co-product of the ethanol process, for use in biodiesel production.
The Company markets E85, a blend of 85 percent ethanol and 15 percent gasoline for use in Flexible Fuel Vehicles (FFVs), directly to fuel retailers under the brand VE85TM. VE85TM, the first-ever branded E85, is now available at more than 80 retail locations. For more information, please visit VeraSun’s Web sites at http://www.verasun.com or http://www.VE85.com.
###
Contact:
Melissa Ullerich
VeraSun Energy Corporation
605-696-7228
605-695-8350
mullerich@verasun.com